EMTA HOLDINGS, INC.
7320 East Butherus, Suite 206
Scottsdale, AZ 85260

August 9, 2006

AJW Partners, LLC
New Millennium Capital Partners II, LLC
AJW Offshore, Ltd.
AJW Qualified Partners, LLC
1044 Northern Boulevard
Suite 302
Roslyn, New York 11576

Re:  EMTA Holdings, Inc. (the “Company”) –
Amendment of Warrants

Ladies and Gentlemen:

This letter sets forth the agreement of the parties hereto to amend the exercise price of certain warrants, which are convertible into shares of the Company’s common stock, par value $.001 per share (the “Common Stock”), originally issued by the Company to the investors listed in the signature pages hereto (collectively, the “Investors”), on April 28, 2006 ( the “Warrants”).

By execution hereof, for good and valuable consideration the receipt and sufficiency of which is hereby acknowledged, the parties hereto agree that:

1.
The exercise price shall be adjusted as follows: In the event the closing price for the Common Stock closed below $2.50 after such time as the Registration Statement is declared effective, the warrant exercise price shall be ratcheted down in the following manner: fifteen (15) business days after the Registration Statement is declared effective the exercise price shall become 125% of the trailing 5 day VWAP; thirty (30) business days after the Registration Statement is declared effective the exercise price shall become 125% of the trailing 5 day VWAP; forty-five (45) business days after the Registration Statement is declared effective the exercise price shall become 125% of the trailing 5 day VWAP; and sixty (60) business days after the Registration Statement is declared effective the exercise price shall become 125% of the trailing 5 day VWAP. Notwithstanding anything herein to the contrary, in the event the Common Stock is trading above $2.00 at any time during these periods, the exercise price shall remain $2.50 and not be subject to any change whatsoever.

2.	The Warrants are hereby amended in accordance with the foregoing provision. All other provisions of the Warrants, as amended from time to time, shall remain in full force and effect.

The parties shall do and perform, or cause to be done and performed, all such further acts and things, and shall execute and deliver all such other agreements, certificates, instruments and documents, as the other parties hereto may reasonably request in order to carry out the intent an accomplish the purposes of this letter agreement, including without limitation the issuance of amended Notes.

Please signify your agreement with the foregoing by signing a copy of this letter where indicated and returning it to the undersigned.

Sincerely,

EMTA HOLDINGS, INC.

_______________________________
Edmond L. Lonergan
Chief Executive Officer
ACCEPTED AND AGREED:

AJW PARTNERS, LLC.
By: SMS GROUP, LLC

_____________________________
Corey S. Ribotsky, Manager

NEW MILLENNIUM CAPITAL PARTNERS II, LLC
By: FIRST STREET MANAGER II, LLC,

_____________________________
Corey S. Ribotsky, Manager

AJW OFFSHORE, LTD.
By: FIRST STREET MANAGER II, LLC

______________________________
Corey S. Ribotsky, Manager

AJW QUALIFIED PARTNERS, LLC
By: AJW MANAGER, LLC

______________________________
Corey S. Ribotsky, Manager